Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of April 1, 2011, by and between New Western Energy Corporation, a corporation organized and existing under the laws of the State of Nevada (hereinafter “Employer”), and Javan Khazali, an individual resident of the State of California (hereinafter “Employee”);

W I T N E S S E T H:

WHEREAS, Employee has been the Chief Executive Officer of Employer for over one year and both Employer and Employee desire to secure Employee’s continued employment with Employer by the parties hereto entering into this written Employment Agreement setting forth various terms and conditions of employment including compensation,, non-competition, confidentiality, and other covenants contained herein, and

NOW, THEREFORE, in consideration of the promises and obligations of Employer and Employee under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

ARTICLE I
SCOPE OF EMPLOYMENT

1.1           Position and Duties.  Employee agrees to provide services to Employer as its Chief Executive Officer, subject to the terms and conditions of this Agreement.  Employee shall have the duties and responsibilities normally attendant to such office, with such limitations thereon or additions thereto as may be reasonably prescribed from time to time by the Board of Directors of Employer (hereinafter the “Board”).  During the Term of Employment (as defined below), Employee shall devote substantially all of his working time, attention and efforts to the business of Employer.

1.2           Board of Directors.  The Board of Employer has taken all action necessary to cause Employee, upon execution of this Agreement, to become a director of Employer and Chairman of Employer’s Board.

1.3           Other Affairs. Notwithstanding anything to the contrary, nothing herein shall preclude Employee from engaging in charitable and community affairs and managing his personal investments, provided that such activities do not unreasonably interfere with the performance of his duties or responsibilities hereunder, and provided that Employee shall not engage in any activities in violation of Articles 7 or 8 of this Agreement.  Employee may also serve as a member of the board of directors of other companies, subject to the approval of the Board, which approval shall not be unreasonably withheld.

ARTICLE II
BASE COMPENSATION AND BENEFITS

2.1           Base Salary.  Employer agrees to pay Employee, for services rendered hereunder in his capacity as Chief Executive Officer, salary at the annual rate of One Hundred Twenty Thousand Dollars ($120,000). The salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under the provisions of law.  Salary may be adjusted upward at the discretion of Employer’s Board, based upon Employee’s performance and Employer’s financial circumstances including, but not limited to, the earnings per share. Employee shall receive an automatic salary increase to One Hundred Forty-Four Thousand ($144,000) once the Employer realizes a net profit of $100,000. As referred to hereinafter, “Salary” means the compensation described in this Section 2.1.

2.2           Expenses.  Employee is expected from time to time to incur reasonable and necessary expenses for promoting the business of Employer, including expenses for entertainment, travel, and other activities associated with Employee’s duties.  Employee shall be entitled to be reimbursed, in accordance with the policies of Employer as adopted and amended by the Board from time to time, for all such reasonable and necessary expenses incurred by Employee in connection with the performance of his duties of employment hereunder; provided Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Board.

2.3           Employee Benefits.  Employee may participate with and in the same manner as other executive and managerial employees of Employer in all fringe benefit programs applicable to executives (“Employee Benefits”) generally which may be authorized and adopted in advance from time to time by the Board, including among other things, family healthcare plans, life insurance, retirement plan, and four (4) weeks paid vacation.

2.4           Bonuses.  Employee shall be eligible to receive an annual bonus. The amount of such bonus shall be determined by the Board (or a committee thereof) based upon criteria established from time to time by the Board (or such committee).

ARTICLE III
EQUITY GRANTS AND RESTRICTED STOCK

3.1           Stock Options.  Contemporaneously with the execution of this Agreement, the Board of Directors of the Company has agreed to implement a Stock Option Plan for its officers, directors, employees and consultants.  Employee shall be entitled to receive an equity grant on terms at least as favorable to any such grant to any other person during the term of this Agreement.Restricted Stock.

ARTICLE IV
TERM

4.1           Term.  Employee’s employment hereunder shall commence on April 1, 2011 and shall continue through March 31, 2014 unless sooner terminated due to:

(a)           Employee’s death;

(b)           Employee’s Disability as described in Section 5.1;

(c)           termination of Employee’s employment by Employer for “Cause” as described in Section 5.5;

(d)           termination of employment by Employee as described in Section 5.6; or

(e)           termination of Employee’s employment by Employer for reasons other than “Cause” as described in Section 5.7.

Effective April 1, 2014, the term of this Agreement shall automatically renew for successive one (1) year terms unless Employer or Employee shall notify the other party in writing at least 60 days before the first day of the next renewal term of such party’s election not to renew this Agreement for another renewal term.

ARTICLE V
EVENTS OF TERMINATION

5.1           Termination of Employment Due to Disability.  If, during the Term of Employee’s employment hereunder, the Board of Employer shall determine that Employee shall be prevented from effectively performing all his duties hereunder by reason of illness or disability, confirmed by a physician mutually acceptable to Employee and Employer, and such failure so to perform shall have continued for a period of not less than six (6) consecutive months, then Employer may, by written notice to Employee, terminate Employee’s employment hereunder effective at any time after such consecutive six (6) month period.  Upon delivery to Employee of such notice, together with payment of any salary or other compensation accrued and unpaid under Sections 2.1 and 2.4 hereof, Employee’s employment and all obligations of Employer under Article I hereof (except any obligation for vested benefits) shall forthwith terminate.

5.2           Termination for Cause.  Employee may be terminated at any time by Employer for “Cause” as follows:  (i) Employee’s material violation of the covenants set forth in Section 6 or 7; (ii) Employee’s willful, intentional, or grossly negligent failure to perform his duties under this Agreement diligently and in accordance with the directions of Employer; (iii) Employee’s willful, intentional, or grossly negligent failure to comply with the reasonable and good faith decisions or policies of Employer; or (iv) final conviction of Employee of a felony resulting in imprisonment; provided, however, that in the event Employer desires to terminate Employee’s employment pursuant to subsections (i), (ii), or (iii) of this Section 5.2, Employer shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefore, and thirty (30) days to remedy or cure such perceived breaches or deficiencies (the “Cure Period”); provided, however, that with respect only to a breach that is not possible to cure within such thirty (30) day period, so long as Employee is diligently using his best efforts to cure such breaches or deficiencies within such period and thereafter, the Cure Period shall be automatically extended for an additional period of time (not to exceed sixty (60) additional days) to enable Employee to cure such breaches or deficiencies, provided, further, that Employee continues to diligently use his best efforts to cure such breaches or deficiencies.  If Employee does not cure the perceived breaches or deficiencies within the Cure Period, Employer may discharge Employee immediately upon written notice to Employee.  If Employer desires to terminate Employee’s employment pursuant to subsection (iv) of this Section 5.2, Employer shall first give Employee three (3) days’ prior written notice of such intent.

5.3           Termination by Employee.

(a)           Employee may terminate this Agreement, at any time, by giving at least 30 days’ written notice to Employer’s Board of his intention to terminate his employment.  Such termination shall become effective upon expiration of the thirty (30) day period.

(b)           In the event Employee has terminated his employment with Employer because there has been: (i) a material downgrading in Employee’s duties or responsibilities for Employer, (ii) a change in Employer’s principal place of business to a location not within twenty-five (25) miles of its present location, (iii) any significant and prolonged increase in the traveling requirements applicable to the discharge of Employee’s responsibilities, (iv) any breach by Employer of its duties or obligations pursuant to this Agreement which has not been cured within thirty (30) days after notice of such breach, any Change in Control (as defined herein), (v) an adverse change in any material term or provision of this Agreement requested by Employer as a condition to any renewal or extension of this Agreement, or (vi) any other significant material adverse change in working conditions or responsibilities, Employee shall be entitled to the compensation provided for in Section 5.5 upon such termination.  Notwithstanding the foregoing, Employee acknowledges that the Company is currently unable to timely pay Employee’s Salary due to the current financial condition of the Company, and agrees that the inability of the Company to timely pay Employee’s Salary due to the Company’s current financial condition shall not be a breach of this Employment Agreement by the Company; provided that, the foregoing shall not relieve the Company of its obligation to pay the Salary and such Salary shall accrue so long as any portion of it remains unpaid.

(c)           For purposes of this Agreement, "Change in Control" shall mean any of the following: (a) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which the voting stock of Employer would be converted into cash, securities or other property, other than a merger of Employer in which the holders of the voting stock immediately prior to the merger own or control an aggregate of 50% of the voting power of the outstanding voting securities of the surviving entity immediately after the consolidation or merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Employer; (c) the stockholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer, (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Employer by the individuals (the “Continuing Directors”) who (i) at the date of this Agreement were directors or (ii) become directors after the date of this Agreement and whose election or nomination for election by Employer’s stockholders, was approved by a vote of a majority of the directors then in office who were directors at the date of this Agreement (or whose election or nomination for election was previously so approved); (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of an aggregate of 50% of the voting power of Employer’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 20% of the voting power of Employer’s outstanding voting securities on the date of this Agreement; or (f) in a Title II bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving Employer to a case under Chapter 7.

5.4           Not for “Cause” Termination by Employer.  Employer may terminate this Agreement, effective at any time, by giving at least sixty (60) days’ written notice to Employee.  After written notice of termination and until the effective date of termination, Employer shall have the right to remove Employee from office and to modify or eliminate Employee’s powers or duties in any manner deemed in the Board’s discretion to be in the best interests of Employer.

5.5           Severance Pay.  In the event of a termination of this Agreement pursuant to Section 5.3(b) or Section 5.4, Employer shall pay Employee on the effective date of such termination a severance payment in cash in an amount equal to:

(a)           if the effective date of the termination occurs on or before September 30, 2012, one twelfth (1/12) of Employee’s then current annual base salary multiplied by the number of full months between the effective date of such termination and March 31, 2014; and

(b)           if the effective date of the termination occurs after September 30, 2012, an amount equal to three (3) times Employee’s then current annual base salary under this Agreement.

5.6           Effect of Termination.

(a)           Regardless of the reasons for termination of Employee’s employment hereunder, Employer shall pay Employee his Salary through the date termination becomes final, either by written notice of termination from the Board or the end of the contract term, and shall continue Employee Benefits then in effect through the date of such termination and for any period during which Employee is subject to the restrictions set forth in Sections 7 and 8 of this Agreement.  Unless otherwise provided herein, all Salary, and other compensation shall cease at the date of termination, and all Employee Benefits shall cease upon termination of such restrictions.

(b)           In the event of the scheduled expiration of this Agreement as described in Section 4.1, all payments of Salary, and other compensation, and all Employee Benefits, other than Salary and Benefits earned but not paid as of such date, shall cease as of such date.

(c)           In the event of termination of this Agreement because of Employee’s Disability as described in Section 5.1, Employer shall pay Employee his Salary and Employee Benefits in accordance with Employer’s disability plans and policies generally applicable to Employer’s management personnel.

(d)           Upon termination of the employment of Employee for Cause pursuant to Section 5.6, all payments of Salary, and other compensation and all Employee Benefits shall cease as of the date of termination.

(e)           At the time of termination, Employee’s vested benefits, if any, shall be administered in accordance with the various benefit plans in which he participated and in accordance with all applicable laws, including the Employee Retirement Income Security Act (ERISA) and the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

5.7           Survival.  The covenants and obligations of Employee described in Articles 6, 7, and 8 and Section 9.1 hereof shall survive any termination or expiration of this Agreement for any reason and shall not be extinguished thereby.

5.8           Cooperation.  Following any termination, Employee shall fully cooperate with Employer in all matters relating to the handing over of his pending work to other employees of Employer as may be designated by the Board.

5.9           Intellectual Property.  Upon termination of this Agreement for any reason, Employee shall have no right or license to use Employer’s, or any Affiliate thereof, company or corporate names, trademarks, trade names, service marks, or other property rights (or other names or marks confusingly similar to any of the foregoing), all of which shall remain the sole and exclusive property of Employer.

ARTICLE VI
NON-COMPETITION

6.1           Non-Competition.  Employee agrees and covenants with Employer that until the later of March 31, 2015 or for a period of twelve (12) months from and after Employee’s termination of employment with Employer (regardless of the reason for termination):

(a)           Employee will not, directly or indirectly, divert, solicit, or pirate for any commercial enterprise engaged in the “Same Business” as Employer, as defined below, any customer, supplier, or licensor of Employer for whom services were performed or from whom materials or rights were provided, and with whom Employee had personal contact during the last two (2) years of Employee’s employment with Employer;

(b)           Employee will not, directly or indirectly, persuade or attempt to persuade any person who (i) was employed by Employer as of the date of the termination of Employee’s employment with Employer and (ii) is in a sales or management position with Employer at the time of such contact, to terminate or modify his employment relationship, whether or not pursuant to a written agreement, with Employer;

(c)           Employee will not, either directly or indirectly, on Employee’s behalf, or on behalf of others, render or be retained to render services in the United States of America or its territories or possessions, for any commercial enterprise engaged in the “Same Business” as Employer, including any customer, supplier, or licensor of Employer for whom Employee has provided services or had contact during the last two (2) years of Employee’s employment with Employer.  For purposes of Article 6, the Same Business means: exploration and development of mineral, oil and gas properties in North America.

6.2           Definition of Term “Directly or Indirectly”.  The words “directly or indirectly” as used in Section 6.1(c) and Article 7 shall mean:

(a)           Acting as an agent, representative, consultant, officer, director, trustee, independent contractor, or employee of any entity or enterprise which is engaged in the Same Business (as defined in Section 6.1 hereof) as Employer;

(b)           Participating in any such Same Business as an owner, partner, limited partner, joint venturer, creditor, or stockholder (except as a stockholder holding less than a l% interest in a corporation whose shares are actively traded on a regional or national securities exchange or in an over-the-counter market); and

(c)           Communicating to any such Same Business the names or addresses or any other information concerning any past, present, or identified (during Employee’s employment with Employer) prospective client, customer, supplier, or licensor of Employer or of any entity having title to the goodwill of Employer with respect to the Same Business.

ARTICLE VII
CONFIDENTIAL INFORMATION

7.1           Nondisclosure.  Employee recognizes that confidential information is a valuable asset of Employer and its Affiliates, which own sole and exclusive right, title, and interest in and to such “Confidential Information.”  Employee agrees and covenants that during the period of Employee’s employment, and until the later of March 31, 2015 or twelve (12) months after Employee’s termination of employment with Employer (regardless of the reason for termination), that:

(a)           Employee will not publish or disclose, or make accessible to any third party, either directly or indirectly, any confidential information of Employer. “Confidential Information” means all customer lists, sales and marketing information, customer account records, supplier lists, training and operational materials, licensor lists, memoranda and manuals, personnel records and manuals, pricing information, and financial information concerning or relating to the business, accounts, customers, licensors, employees, suppliers, and affairs of Employer or its Affiliates obtained by or furnished, disclosed, or disseminated by Employer or obtained, assembled, or compiled by Employee or under Employee’s supervision, during the course of Employee’s employment by Employer, and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to Employer.

(b)           Employee will not publish or disclose, either directly or indirectly, any confidential information of any of Employer’s customers, clients, suppliers, or licensors. Complete confidentiality of customer, client, supplier, and licensor information is vital to Employer’s continued business success.  “Confidential information of a customer, client, supplier, or licensor” means all of a customer’s, client’s, supplier’s, or licensor’s client lists, sales and marketing information, account records, training and operation information, interoffice memoranda, personnel records and manuals, pricing and servicing information, and financial information concerning or relating to the business, accounts, clients, employees, and affairs of any of Employer’s customers, clients, suppliers, or licensors obtained or furnished to Employee or under Employee’s supervision during the course of his employment with Employer, and all physical embodiments thereof, all of which are agreed to be the property of and confidential to Employer’s customers, clients, suppliers, and licensors.

(c)           Employee agrees that this Confidential Information is a valuable property of Employer and has been developed over a period of years at great effort and expense of Employer.

(d)           Upon the termination of his employment, Employee agrees to return to Employer all Confidential Information in his possession which is embodied or recorded in tangible form as well as all papers, materials, goods, samples, products, and other physical objects relating to Employer, whether or not such papers, materials, or other physical objects contain or embody Confidential Information.  Employee agrees to return to Employer upon termination all copies made by Employee of documents located in Employer files or elsewhere.

Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in this Section 7.1 with respect to information which:

(i)           becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee’s obligations under this Agreement;

(ii)           becomes available to Employee from a source which is unrelated to his employment with Employer or the exercise of his duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with Employer; or

(iii)           is required by law to be disclosed.

7.2           Remedies.  Employee understands and agrees the prohibitions against disclosure of Confidential Information in Section 7.1 above are in addition to, and not in lieu of, any rights or remedies which Employer may have available pursuant to the laws of any jurisdiction or at common law to prevent disclosure of trade secrets or proprietary information, and the enforcement by Employer of its rights and remedies pursuant to this Agreement should not be construed as a waiver of any other rights or available remedies which it may possess in law or in equity absent this Agreement.

ARTICLE VIII
EQUITABLE RELIEF

8.1           Enforcement.  Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under Articles 6 and 7 hereof. Employee agrees that such terms are reasonable in duration, territory, and scope, are designed to eliminate actions which otherwise would be unfair to Employer, will not prohibit him from maintaining a livelihood, and are fully required to protect the legitimate business interests of Employer.  Employee has had the benefit of legal counsel of his own choosing to consider the nature and extent of his covenants and obligations under Articles 6 and 7 hereof.

8.2           Injunction.  Employee acknowledges that Employee’s expertise in Employer’s business is of a special, unique, unusual, extraordinary, and intellectual character, which gives said expertise a peculiar value and that a breach by Employee of the provisions of Articles 6 or 7 of this Agreement cannot reasonably or adequately be compensated in damages in an action at law, and a breach of any of the provisions of Articles 6 or 7 of this Agreement will cause Employer irreparable injury and damage.  Employee further acknowledges that Employee possesses unique skills, knowledge, and ability and that competition in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to Employer.  By reason thereof, Employee agrees that Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement.  Employee agrees that no bond or other security shall be required of Employer in connection with any injunctive proceedings filed by Employer to enforce Employee’s obligations under Articles 6 or 7.  No specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of any other legal or equitable remedies in the event of such a breach.

8.3           Severability.  Employee and Employer expressly agree that the covenants and agreements contained in Articles 6, 7 and 8 hereof are separate, severable, and divisible, and in the event any portion or portions of such covenants are declared invalid or unenforceable, the validity of the remaining covenants set forth herein shall not be affected thereby.  If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, or interest to be protected, the court is hereby empowered and requested to construe said provision by narrowing it, so as to make it reasonable and enforceable to the extent provided under applicable law.  In any court proceeding concerning the validity or enforceability of such covenants, Employee agrees to indemnify Employer for its legal fees and costs if Employer prevails.

ARTICLE IX
ARBITRATION

9.1   Employer and Employee acknowledge and agree that any claim or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in Irvine, California, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy.  Employer and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within one (1) year of the date of the event giving rise to the claim or controversy by giving written notice of the party’s request for arbitration.  Failure to give notice of any claim or controversy within one (1) year of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

9.2          All claims or controversies subject to arbitration pursuant to Section 9(a) above shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective.  All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of California and who are experienced in the arbitration of labor and employment disputes.  These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises.  Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter.  The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration.  The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.

9.3         Employer and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction.  Employer and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1           Employee Representations.  Employee represents and warrants to Employer as follows:

(a)           Acceptance of employment by Employer hereunder does not violate and will not violate any contract or arrangement, oral or written, to which Employee is a party or may be bound and does not or will not result in a breach by Employee of any covenant of nondisclosure or noncompetition or any other covenant or agreement owed by Employee to any person, corporation, or legal entity other than Employer;

(b)           Employee has full power and authority (under all applicable laws and otherwise) to enter into and perform this Agreement.

10.2           Employer Representations.  Employer represents and warrants to Employee as follows:

(a)           The employment of Employee hereunder by Employer does not violate and will not violate any contract or arrangement, oral or written, to which Employer is a party or may be bound and does not or will not result in a breach by Employer of any covenant of nondisclosure or noncompetition or any other covenant or agreement owed by Employer to any person, corporation, or legal entity;

(b)           Employer has full power and authority (under all applicable laws and otherwise) to enter into and perform this Agreement.

10.3           Survival.  The representations and warranties described in Section 10.1 and 10.2 shall survive any expiration or termination of this Agreement.  Employee indemnifies and holds Employer harmless from any and all claims, suits, demands, or causes of action arising from any breach of the representations and warranties set forth in Section 10.1.  Employer indemnifies and holds Employee harmless from any and all claims, suits, demands, or causes of action arising from any breach of the representations and warranties set forth in Section 10.2.

ARTICLE XI
MISCELLANEOUS

11.1           No Defenses.  The existence of any claim, demand, action, or cause or action by Employee against Employer or any of its Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights hereunder..

11.2           Notices.  Any notice required or permitted to be given under this Agreement shall be given in writing and sent by certified mail, postage prepaid, return receipt requested, to:

Employee:	Javan Khazali
25282 Wilkes Place
Laguna Hills, CA  92653

Employer:	New Western Energy Corporation
20 Truman, Suite 208
Irvine, CA  92620
Attention:  Secretary

11.3           Waiver.  The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party or of any of the party’s rights hereunder.

11.4           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  It may not be changed orally, but only by an agreement in writing duly signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  No waiver, amendment, change, modification, renewal, discharge, or extension shall be effective against Employer unless made in writing and approved by Employer’s Board or Chief Executive Officer.  This Agreement supersedes any prior or contemporaneous discussions, negotiations, understandings, arrangements, or agreements between Employer and Employee with respect to the subject matter hereof.

11.5           Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California.

11.6           Binding Effect.  The covenants, terms, and provisions set forth herein shall inure to the benefit of and be enforceable by Employer and its successors, assigns, and successors-in-interest, including, without limitation, any corporation with which Employer may be merged or by which it may be acquired.  This Agreement is non-assignable and non-delegable, except that (i) Employer’s rights, duties, and obligations under this Agreement may be assigned to its parent or Affiliates in the event Employer or any such Affiliate is merged, acquired, sells substantially all of the assets of Employer or transfers Employer’s business to any other entity; provided, however, that no such assignment shall reduce or limit Employer’s obligations or liabilities hereunder; and (ii) this Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  If Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or the designee or, if there be no such designee, to Employee’s estate.

11.7           Indemnification.  At all times during and after Employee’s employment and the effectiveness of this Agreement, Employer shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Certificate of Incorporation and Bylaws which mandate that Employer provide such indemnification.

11.8           Full Settlement and Legal Expenses.  Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which Employer may have, or claim to have, against Employee or others.  In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement.  Employer agrees to pay, to the full extent permitted by law, all legal fees and expenses which Employee may incur as a result of Employee’s instituting legal action to enforce his rights hereunder, or as a result of any contest, arbitration or dispute (regardless of the outcome thereof) initiated by Employer or others of the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.  Employer also agrees to pay all legal and accounting fees and expenses incurred by Employee in connection with the review and negotiation of this Agreement by Employee’s lawyers and accountants.

11.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will take effect as an original, and all of which shall evidence one and the same agreement.

11.10         Time of Essence.  Time is of the essence in this Agreement.

11.11           Section Headings.  The article, section, and other headings, and table of contents, in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the day and year first set forth above.

EMPLOYER:

New Western Energy Corporation

By:  /s/ Haris Baha
       Haris Baha, Chief Financial Officer

EMPLOYEE:

By:  /s/ Javan Khazali
       Javan Khazali